Exhibit 99.1

CONOLOG REPORTS RESULTS FOR FISCAL YEAR ENDED JULY 31, 2009
----Product revenues increase 22%---

Somerville, NJ – November 13, 2009: Conolog Corporation (NASDAQ: CNLG) reported today its financial results for the fiscal year ended July 31, 2009.

Product revenue for the fiscal year ended July 31, 2009 totaled $1,485,298 an increase of 21.7% or $264,305 from the product revenue reported for the fiscal year ended July 31, 2008 of $1,220,993. The Company attributes this increase in revenues to an increase in sales.

Product cost (Material and Direct labor) for the fiscal year ended July 31, 2009 amounted to $470,392 or 31.7% of product revenues, compared to $467,081 or 38.2% for the fiscal year ended July 31, 2008. The Company attributes the decrease in the current year’s product cost percentage to the standardizing of costs to build our new PDR-2000 system and the outsourcing of assemblies.

For fiscal year ended July 31, 2009 the Company, in compliance with its inventory management policy, the Company recognized $82,138 of cost relating to obsolete inventory parts. This compares to $112,171 of obsolete inventory parts expensed during the fiscal year July 31, 2008.

Total Operating expenses for fiscal July 31, 2009 were $2,672,943 a decrease of $1,700,135 from the $4,373,078 reported for fiscal July 31, 2008. The Company attributes this decrease to the forgiveness of Officers’ salary, reduced legal fees and a decrease in the value of stock compensation costs.

Other expenses for the fiscal year ended July 31, 2009 decreased by $2,540,274 to $695,995 from $3,236,269 for fiscal July 31, 2008. Included in this expense is a non-cash expense related to the induced conversion benefit of $552,370; a non-cash interest expense related to conversion of debt for $286,584; and the amortization of fees related to the conversion of debt for $123,274.

As a result of the foregoing, the Company reported a net loss applicable to common shares of $2,354,032 or $0.98 per share for fiscal 2009, compared to a net loss applicable to common shares of $6,967,606 or $23.49 per share (as restated for the stock reversal for fiscal 2009.

*The net loss applicable to common shares for fiscal 2008 has been restated to reflect the one-for-five reverse split of the Company’s common stock, approved by the shareholders on February 25, 2009. Total shares outstanding were 1,842,485 and 558,448 (as adjusted to reflect the reverse splits) for the years ended July 31, 2009 and 2008, respectively.

About Conolog Corporation
Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. There can be no assurance that the Company’s revenue for the year ending July 31, 2010 will be more than its revenue for the year ended July 31, 2009. There can also be no assurance that the Company will find suitable growth opportunities.

ASSETS
	2009	2008
Current Assets:
Cash and cash equivalents	$27,358	$680,647
Certificate of deposit	-	600,182
Accounts receivable, net of allowance	245,980	360,846
Prepaid expenses and consulting fees	70,843	46,367
Current portion of note receivable	14,864	14,864
Inventory	1,395,452	850,507
Other current assets	551,937	568,529

Total Current Assets	2,306,434	3,121,942

Property and equipment:
Machinery and equipment	1,357,053	1,357,053
Furniture and fixtures	429,765	429,765
Automobiles	34,097	34,097
Computer software	520,622	209,380
Leasehold improvements	30,265	30,265
Total property and equipment	2,371,802	2,060,560
Less: accumulated depreciation	(1,975,098)	(1,951,725)
Net Property and Equipment	396,704	108,835

Other Assets:
Deferred financing fees, net of amortization	8,445	295,030
Note receivable, net of current portion	69,846	80,495

Total Other Assets	78,291	375,525

TOTAL ASSETS	$2,781,429	$3,606,302

LIABILITIES AND STOCKHOLDERS' EQUITY
	2009	2008
Current Liabilities:
Accounts payable	$217,456	$165,601
Accrued expenses	26,132	61,957
Current Convertible debenture, net of discount	34,318	824,853
Total Current Liabilities	277,906	1,052,411

Non-Current Liabilities:	$-	$ -

Total Liabilities	277,906	1,052,411

Stockholders' Equity:
Preferred stock, par value $.50; Series A; 4% cumulative;
500,000 shares authorized; 155,000 shares issued and
outstanding at July 31, 2009 and 2008 , respectively.	77,500	77,500
Preferred stock, par value $.50; Series B; $.90 cumulative;
500,000 shares authorized; 1,197 shares issued and outstanding
at July 31, 2009 and 2008 , respectively.	597	597
Common stock, par value $0.01; 30,000,000 shares authorized;
1,842,485 and 558,488* shares issued and outstanding at
July 31, 2009 and 2008 respectively including 2 shares
held in treasury.	18,425	5,574	*
Contributed capital	52,385,432	50,025,998	*
Accumulated deficit	(49,173,964)	(46,819,934)
Treasury shares at cost	(131,734)	(131,734)
Deferred compensation	(672,733)	(604,110)

Total Stockholders’ Equity	2,503,523	2,553,891

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,781,429	$3,606,302

*Represents retroactive application of 1:5 reverse stock split.